UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934
(Amendment No. 2)*

Shutterfly, Inc.
(Name of Issuer) Common Stock
(Title of Class of Securities) 82568P304
(CUSIP Number)
December 31, 2011
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ X ] Rule 13d-1(b)

[    ] Rule 13d-1(c)

[    ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 82568P304
1. Names of Reporting Person Alydar Capital, LLC I.R.S. Identification Nos. of above persons (entities only)
2. Check the Appropriate Box if a Member of a Group (See Instructions) (a) X (b) ☐
3. SEC Use Only
4. Citizenship or Place of Organization: Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5. Sole Voting Power: 0
6. Shared Voting Power: 129,864
7. Sole Dispositive Power: 0
8. Shared Dispositive Power: 129,864
9. Aggregate Amount Beneficially Owned by Each Reporting Person. 129,864
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
11. Percent of Class Represented by Amount in Row (9) 0.37%
12. Type of Reporting Person (See Instructions) IA

CUSIP No. 82568P304
1. Names of Reporting Person: Alydar Partners, LLC I.R.S. Identification Nos. of above persons (entities only)
2. Check the Appropriate Box if a Member of a Group (See Instructions) (a) X (b) ☐
3. SEC Use Only
4. Citizenship or Place of Organization: Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5. Sole Voting Power: 0
6. Shared Voting Power: 401,727
7. Sole Dispositive Power: 0
8. Shared Dispositive Power: 401,727
9. Aggregate Amount Beneficially Owned by Each Reporting Person. 401,727
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
11. Percent of Class Represented by Amount in Row (9) 1.159%
12. Type of Reporting Person (See Instructions) IA

CUSIP No. 82568P304
1. Names of Reporting Person John A. Murphy I.R.S. Identification Nos. of above persons (entities only)
2. Check the Appropriate Box if a Member of a Group (See Instructions) (a) X (b) ☐
3. SEC Use Only
4. Citizenship or Place of Organization: United States
Number of Shares Beneficially Owned by Each Reporting Person With	5. Sole Voting Power: 0
6. Shared Voting Power: 401,727
7. Sole Dispositive Power: 0
8. Shared Dispositive Power: 401,727
9. Aggregate Amount Beneficially Owned by Each Reporting Person. 401,727
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
11. Percent of Class Represented by Amount in Row (9) 1.159%
12. Type of Reporting Person (See Instructions) IN

CUSIP No. 82568P304
1. Names of Reporting Person Alydar Fund, L.P. I.R.S. Identification Nos. of above persons (entities only)
2. Check the Appropriate Box if a Member of a Group (See Instructions) (a) X (b) ☐
3. SEC Use Only
4. Citizenship or Place of Organization: Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5. Sole Voting Power: 6,645
6. Shared Voting Power: 0
7. Sole Dispositive Power: 6,645
8. Shared Dispositive Power: 0
9. Aggregate Amount Beneficially Owned by Each Reporting Person. 6,645
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
11. Percent of Class Represented by Amount in Row (9) 0.02%
12. Type of Reporting Person (See Instructions) PN

CUSIP No. 82568P304
1. Names of Reporting Person Alydar QP Fund, L.P. I.R.S. Identification Nos. of above persons (entities only)
2. Check the Appropriate Box if a Member of a Group (See Instructions) (a) X (b) ☐
3. SEC Use Only
4. Citizenship or Place of Organization: Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5. Sole Voting Power: 77,527
6. Shared Voting Power: 0
7. Sole Dispositive Power: 77,527
8. Shared Dispositive Power: 0
9. Aggregate Amount Beneficially Owned by Each Reporting Person. 77,527
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
11. Percent of Class Represented by Amount in Row (9) 0.22%
12. Type of Reporting Person (See Instructions) PN

CUSIP No. 82568P304
1. Names of Reporting Person Alysheba Fund, L.P. I.R.S. Identification Nos. of above persons (entities only)
2. Check the Appropriate Box if a Member of a Group (See Instructions) (a) X (b) ☐
3. SEC Use Only
4. Citizenship or Place of Organization: Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5. Sole Voting Power: 1,152
6. Shared Voting Power: 0
7. Sole Dispositive Power: 1,152
8. Shared Dispositive Power: 0
9. Aggregate Amount Beneficially Owned by Each Reporting Person. 1,152
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
11. Percent of Class Represented by Amount in Row (9) 0.003%
12. Type of Reporting Person (See Instructions) PN

CUSIP No. 82568P304
1. Names of Reporting Person Alysheba QP Fund, L.P. I.R.S. Identification Nos. of above persons (entities only)
2. Check the Appropriate Box if a Member of a Group (See Instructions) (a) X (b) ☐
3. SEC Use Only
4. Citizenship or Place of Organization: Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5. Sole Voting Power: 34,966
6. Shared Voting Power: 0
7. Sole Dispositive Power: 34,966
8. Shared Dispositive Power: 0
9. Aggregate Amount Beneficially Owned by Each Reporting Person. 34,966
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
11. Percent of Class Represented by Amount in Row (9) 0.10%
12. Type of Reporting Person (See Instructions) PN

CUSIP No. 82568P304
1. Names of Reporting Person Alysun Fund, L.P. I.R.S. Identification Nos. of above persons (entities only)
2. Check the Appropriate Box if a Member of a Group (See Instructions) (a) X (b) ☐
3. SEC Use Only
4. Citizenship or Place of Organization: Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5. Sole Voting Power: 1,102
6. Shared Voting Power: 0
7. Sole Dispositive Power: 1,102
8. Shared Dispositive Power: 0
9. Aggregate Amount Beneficially Owned by Each Reporting Person. 1,102
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
11. Percent of Class Represented by Amount in Row (9) 0.003%
12. Type of Reporting Person (See Instructions) PN

CUSIP No. 82568P304
1. Names of Reporting Person Alysun QP Fund, L.P. I.R.S. Identification Nos. of above persons (entities only)
2. Check the Appropriate Box if a Member of a Group (See Instructions) (a) X (b) ☐
3. SEC Use Only
4. Citizenship or Place of Organization: Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5. Sole Voting Power: 8,472
6. Shared Voting Power: 0
7. Sole Dispositive Power: 8,472
8. Shared Dispositive Power: 0
9. Aggregate Amount Beneficially Owned by Each Reporting Person. 8,472
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
11. Percent of Class Represented by Amount in Row (9) 0.02%
12. Type of Reporting Person (See Instructions) PN

CUSIP No. 82568P304
1. Names of Reporting Person Alydar Fund Limited I.R.S. Identification Nos. of above persons (entities only)
2. Check the Appropriate Box if a Member of a Group (See Instructions) (a) X (b) ☐
3. SEC Use Only
4. Citizenship or Place of Organization: Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	5. Sole Voting Power: 161,171
6. Shared Voting Power: 0
7. Sole Dispositive Power: 161,171
8. Shared Dispositive Power: 0
9. Aggregate Amount Beneficially Owned by Each Reporting Person. 161,171
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
11. Percent of Class Represented by Amount in Row (9) 0.46%
12. Type of Reporting Person (See Instructions) OO

CUSIP No. 82568P304
1. Names of Reporting Person: Alysheba Fund Limited I.R.S. Identification Nos. of above persons (entities only)
2. Check the Appropriate Box if a Member of a Group (See Instructions) (a) X (b) ☐
3. SEC Use Only
4. Citizenship or Place of Organization: Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	5. Sole Voting Power: 108,134
6. Shared Voting Power: 0
7. Sole Dispositive Power: 108,134
8. Shared Dispositive Power: 0
9. Aggregate Amount Beneficially Owned by Each Reporting Person. 108,134
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
11. Percent of Class Represented by Amount in Row (9) 1.31%
12. Type of Reporting Person (See Instructions) OO

CUSIP No. 82568P304
1. Names of Reporting Person: Alysun Fund Limited I.R.S. Identification Nos. of above persons (entities only)
2. Check the Appropriate Box if a Member of a Group (See Instructions) (a) X (b) ☐
3. SEC Use Only
4. Citizenship or Place of Organization: Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	5. Sole Voting Power: 2,558
6. Shared Voting Power: 0
7. Sole Dispositive Power: 2,558
8. Shared Dispositive Power: 0
9. Aggregate Amount Beneficially Owned by Each Reporting Person. 2,558
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
11. Percent of Class Represented by Amount in Row (9) 0.01%
12. Type of Reporting Person (See Instructions) OO

Item 1.

(a) Name of Issuer:  Shutterfly, Inc.

(b) Address of Issuer’s Principal Executive Offices: 2800 Bridge Parkway, Suite 101, Redwood City, California  94605.

Item 2.

(a) Name of Person Filing: John A. Murphy, an individual, is managing member of Alydar Capital, LLC and Alydar Partners, LLC, both Delaware limited liability companies.  Alydar Capital, LLC is the general partner of Alydar Fund, L.P., Alydar QP Fund, L.P., Alysheba Fund, L.P., Alysheba QP Fund, L.P., Alysun Fund, L.P. and Alysun QP Fund, L.P.  Alydar Partners, LLC is the investment manager of Alydar Fund, L.P., Alydar QP Fund, L.P., Alysheba Fund, L.P., Alysheba QP Fund, L.P., Alysun Fund, L.P., Alysun QP Fund, L.P., Alydar Fund Limited, Alysun Fund Limited and Alysheba Fund Limited.1

(b) Address of Principal Business Office or, if none, Residence: 222 Berkeley Street, 17th Floor, Boston, Massachusetts 02116

(c) Citizenship:  Delaware

(d) Title of Class of Securities: Common Stock of Shutterfly, Inc.

(e) CUSIP Number:  82568P304

Item 3.  If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a: N/A

(a)  Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
(b) Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
(c) Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
(d) Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
(e) An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
(f) An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
(g) A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);
(h) A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i) A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j) Group, in accordance with §240.13d-1(b)(1)(ii)(J).

1 John A. Murphy disclaims beneficial ownership of the securities.

Item 4.  Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a) Amount beneficially owned:

Alydar Capital, LLC:  129,864 shares

Alydar Partners, LLC: 401,727 shares

Alydar Fund, L.P.: 6,645 shares

Alydar QP Fund, L.P.: 77,527 shares

Alysheba Fund, L.P.: 1,152 shares

Alysheba QP Fund, L.P.:  34,966 shares

Alysun Fund, L.P:  1,102 shares

Alysun QP Fund, L.P.:  8,472 shares

Alydar Fund Limited:  161,171 shares

Alysheba Fund Limited: 108,134 shares

Alysun Fund Limited:  2,558 shares

John A. Murphy2:  401,727 shares

(b) Percent of class: 1.159%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote. 0

(ii) Shared power to vote or to direct the vote. 401,727

 (iii) Sole power to dispose or to direct the disposition of. 0

(iv) Shared power to dispose or to direct the disposition of. 401,727

Item 5.  Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.   ☑

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.  N/A

Item 7.  Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company: N/A

Item 8.  Identification and Classification of Members of the Group N/A

Item 9.  Notice of Dissolution of Group N/A

2 John A. Murphy disclaims beneficial ownership in the securities.

Item 10. Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 13, 2012

ALYDAR CAPITAL, LLC /s/ Paul J. Pitts
By: Paul J. Pitts, Attorney-in-Fact for John A. Murphy, its Manager
ALYDAR PARTNERS, LLC /s/ Paul J. Pitts
By:  Paul J. Pitts, Attorney-in-Fact for John A. Murphy, its Manager

ALYDAR FUND, L.P.

By:  ALYDAR CAPITAL, LLC, its General Partner

/s/ Paul J. Pitts
By:  Paul J. Pitts, Attorney-in-Fact for John A. Murphy, its Manager

ALYDAR QP FUND, L.P.

By:  ALYDAR CAPITAL, LLC, its General Partner

/s/ Paul J. Pitts
By:  Paul J. Pitts, Attorney-in-Fact for John A. Murphy, its Manager

ALYSHEBA FUND, L.P.

By:  ALYDAR CAPITAL, LLC, its General Partner

/s/ Paul J. Pitts
By:  Paul J. Pitts, Attorney-in-Fact for John A. Murphy, its Manager

ALYSHEBA QP FUND, L.P.

By:  ALYDAR CAPITAL, LLC, its General Partner

/s/ Paul J. Pitts
By:  Paul J. Pitts, Attorney-in-Fact for John A. Murphy, its Manager

ALYSUN FUND, L.P.

By:  ALYDAR CAPITAL, LLC, its General Partner

/s/ Paul J. Pitts
By:  Paul J. Pitts, Attorney-in-Fact for John A. Murphy, its Manager

ALYSUN QP FUND, L.P.

By:  ALYDAR CAPITAL, LLC, its General Partner

/s/ Paul J. Pitts
By:  Paul J. Pitts, Attorney-in-Fact for John A. Murphy, its Manager

ALYDAR FUND LIMITED

/s/ Paul J. Pitts
By:  Paul J. Pitts, Attorney-in-Fact for John A. Murphy, its Director

ALYSHEBA FUND LIMITED

/s/ Paul J. Pitts
By:  Paul J. Pitts, Attorney-in-Fact for John A. Murphy, its Director

ALYSUN FUND LIMITED

/s/ Paul J. Pitts
By:  Paul J. Pitts, Attorney-in-Fact for John A. Murphy, its Director